                                        ---------------------------------------
                                                 OMB APPROVAL
                                                 ------------
                                        OMB NUMBER:        3235-0145
                                        EXPIRES:      DECEMBER 31, 1997
                                        ESTIMATED AVERAGE BURDEN
                                        HOURS PER RESPONSE .  .  .  .  14.90
                                        ---------------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                            OEC Medical Systems, Inc.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                    670828102
                    -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                CONFORMED COPY TO FILING MADE ON NOVEMBER 5, 1999






SEC 1745 (2-95)

--------------------                                     -----------------------
CUSIP NO.  670828102                13G                  PAGE _____ OF____ PAGES
--------------------                                     -----------------------



--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         PETER B. CANNELL & CO., INC.
         13-3346990
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a)               [  ]
                                                         (b)               [  ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                           5     SOLE VOTING POWER
                                 154,240
      NUMBER OF
       SHARES            -------------------------------------------------------
    BENEFICIALLY           6     SHARED VOTING POWER
      OWNED BY
        EACH
      REPORTING          -------------------------------------------------------
     PERSON WITH           7     SOLE DISPOSITIVE POWER
                                 154,240
                         -------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    154,240 WHICH CONSISTS SOLELY OF COMMON STOCK
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   1.2%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

                  OEC Medical Systems, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

                  384 Wright Brothers Drive
                  Salt Lake City, UT 84116

Item 2(a). Name of Person Filing:

                  Peter B. Cannell & Co., Inc.

Item 2(b). Address of Principal Business Office:

                  645 Madison Avenue, New York, NY  10022

Item 2(c). Citizenship:

                  Delaware Corporation

Item 2(d). Title of Class of Securities:

                  Common Stock

Item 2(e). CUSIP No.  670828102

Item 3.           Person filing statement is:

   (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.    Ownership:

         (a)      Amount Beneficially Owned: 154,240

         (b)      Percent of Class: 1.2%

         (c) Number of shares as to which such person has sole power to dispose or to direct the disposition of: 154,240

Item 5.   Ownership of Five Percent or less: Yes

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6.  Ownership of More than Five Percent:  N/A

Item 7.  Identification and Classification of the Subsidiary:  N/A.

Item 8.  Identification and Classification of Members of Group:   N/A.

Item 9.  Notice of Dissolution:   N/A.

Item 10. Certification.


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              November 5, 1999
                                              -------------------------------
                                                    (Date)


                                              Patricia Kogan
                                              -------------------------------
                                                 (Signature)


                                              Patricia Kogan, Vice President
                                              -------------------------------
                                                        (Name/Title)